           "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION

                               REFORM ACT OF 1995

         Forward-looking statements made by or on behalf of the Company represent the Company's reasonable judgement on the future and are subject to risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others:

History of Losses; Risk of Future Losses

         The Company has experienced significant financial difficulties and liquidity problems in recent years due primarily to the sharp decline in sales of depleted uranium ("DU") penetrators and a lack of orders for certain other DU products. As a result, the Company has had to seek financing from stockholders, waivers of non-compliance with certain covenants in its debt instruments (including waivers under its current bank line of credit in February and May of 1998) and additional borrowings under its current bank line of credit. Historically, a substantial portion of the Company's revenues have been derived from the sale of products for defense munitions and tank armor programs; however, revenues from these applications have declined sharply in recent years due primarily to the general decline in defense spending. In fiscal 1997, the Company derived 37% of its revenues from the sale of products for defense munitions and tank armor. The Company expects that no revenues will be derived from sales of penetrator defense munitions after the second quarter of fiscal 1999, and only limited revenue will be derived from sales of billets for conversion into tank armor thereafter. The Company incurred operating losses in four of its last five fiscal years and during the first six months of fiscal 1998. In addition, the Company's accountants, in their report to the Board of Directors and stockholders of the Company for fiscal 1995, stated that there was substantial doubt at that time about the Company's ability to continue as a going concern. Although the Company was profitable in fiscal 1997, reserve reversals and other non-recurring income items accounted for the profitability. Excluding these items, the Company would have reported a net loss in fiscal 1997. There can be no assurance that the Company will not continue to incur losses for the remainder of fiscal 1998 or in subsequent fiscal periods.

         The Company expects to expend substantial resources on commercial growth opportunities, in many cases before it can be certain of market acceptance of its current and planned products and services. The Company's ability to realize the objectives of its business strategy and to achieve its plans for commercial growth and profitability are subject to a number of business, industry, economic and other factors, many of which are beyond the control of the Company, such as the Company's ability to successfully market its products and services, particularly in new applications for its materials and technologies, the Company's ability to manage planned expansion and large-scale commercial production of new products, customer demand, competition in the industries which the Company serves and general economic conditions. The failure of the Company to realize the objectives of its business strategy, in particular, the full-scale commercialization of Beralcast disk drive arm sets, would have a material adverse effect on the Company's business, financial condition and results of operations. Ongoing losses would hinder the Company's ability to respond effectively to market conditions, to make capital expenditures and to take advantage of business

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opportunities, the failure to perform any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Pending Beralcast Patent Litigation

         On December 9, 1997, Brush Wellman, Inc. ("Brush Wellman") filed a patent infringement suit against the Company in the United States District Court for the District of Massachusetts (the "Massachusetts District Court") alleging that the Company is infringing on a process patent (the "Brush Wellman Patent") awarded to Brush Wellman for the investment casting of beryllium aluminum alloys. Brush Wellman is seeking an injunction against the Company's alleged patent infringement, monetary damages (including treble damages) and attorney fees. On March 28, 1998 the U.S. Patent and Trademark Office (the "PTO") granted the Company's request (filed January 22, 1998) for re-examination (the "Request") of the Brush Wellman Patent. In the Request, the Company contended, among other things, that there was sufficient "prior art" in the field of investment castings and castings of beryllium aluminum alloys such that the Brush Wellman Patent should not have been issued. In granting the Request, the patent examiner agreed that the Company's cited examples of prior art raised substantial new issues of patentability which were not decided in the prior examination which led to granting the Brush Wellman Patent. The PTO will undertake a process of re-examination of the validity of the Brush Wellman Patent that, the Company anticipates, could last for an extended period. There can be no assurance that the PTO will find the Brush Wellman Patent to be invalid. On January 27, 1998, the Company filed in the Massachusetts District Court a motion to stay the court case pending the outcome of the re-examination proceeding. If the Massachusetts District Court were to grant the motion to stay, the court case would not proceed until the conclusion of the PTO's re-examination of the Brush Wellman Patent. Although the Company believes that its motion to stay has merit, no assurance can be given that the Massachusetts District Court will grant the motion.

         Even though the Company has been advised by its patent counsel, Iandiorio & Teska, that Brush Wellman's claims are without merit because the Brush Wellman Patent is invalid as a matter of law due to "prior art" and due to the Company's sales of investment cast beryllium aluminum products more than one year prior to the Brush Wellman Patent application, no assurance can be given as to the ultimate outcome of the lawsuit. Even if the lawsuit were not to proceed to trial, the litigation could result in substantial costs to the Company, and an unfavorable settlement of the lawsuit could place the Company at a competitive disadvantage. An adverse judgment or settlement could subject the Company to significant liabilities and expenses (e.g., reasonable royalties, lost profits, attorneys' fees and trebling of damages for willfulness). An adverse outcome also could cause the Company to incur substantial costs in redesigning the investment casting process for its Beralcast products and components. Moreover, there can be no assurance that redesign alternatives would be available to the Company, and if available, that any redesign alternative would not place the Company at a competitive disadvantage. The Company could be required to license the disputed patent rights from Brush Wellman or to cease using the patented technology. Any such license, if required, may not be available on terms acceptable or favorable to the Company, or at all. Any of these results could have a material adverse effect on the Company's business, financial condition and results of operations. Even in the event of a successful outcome, the Company may incur significant legal expenses in its defense.

Patents and Other Intellectual Property

         The Company's success depends in substantial part on its proprietary technology, in particular, Beralcast, the Company's family of beryllium aluminum alloys. Although the Company protects and intends to continue to protect its intellectual property rights through patents, copyrights, trade secrets, license agreements and other measures, there can be no assurance that the Company will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries in which the Company's products may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. If the Company were unable to maintain the proprietary nature of its intellectual property with respect to its significant current or proposed products, the Company's business, financial condition and results of operation could be materially adversely affected. There can be no assurance that the Company will be able to obtain patent protection for products or processes discovered using the Company's technologies. Furthermore, there can be no assurance that any patents issued to the Company will not be challenged, invalidated, narrowed or circumvented, or that the rights granted thereunder will provide significant proprietary protection or competitive advantages to the Company. Although the Company believes that its products, patents and other proprietary rights do not infringe upon the proprietary rights of third parties, as discussed above, the Company has been sued by Brush Wellman with respect to the process of investment casting of beryllium aluminum alloys, and there can be no assurance that other third parties will not assert other infringement claims against the Company.

Competition

         The Company faces significant competition from established companies in certain of its product lines. In addition, the Company's Beralcast alloys and other products face competition from alternative or competing materials, products and technologies, some of which are better established than those of the Company. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than the Company, and, as a result, may be able to respond more quickly to new or emerging technologies or standards and to changes in customer requirements, devote greater resources to the development, promotion and sale of products, or deliver competitive products at lower prices.
Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operation and financial condition. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require continued investment in manufacturing capacity, research and development, sales and marketing, and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages. The Company believes that its ability to compete successfully depends on a number of factors both within and outside of its control, including price, product quality, success in developing and introducing new products, and general market and economic conditions. There can be no assurance that the Company will be able to compete as to these or other factors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operation and financial condition.

Risks Related to New Product Introductions, Rapid Technological Change and Industry Conditions

         The success of new product introductions is dependent on several factors, including timely completion and introduction of new products, quality of new products, market acceptance and timeliness of market acceptance, production efficiency, costs, competition, the availability of substitute products and customer service. Although the Company attempts to determine the specific needs of new markets, there can be no assurance that the identified markets will in fact materialize or that the Company's products designed for these markets will achieve any significant degree of market acceptance or that any such acceptance will be sustained for any significant period. In particular, the Company's Beralcast materials, which are central to its strategy, are generally more expensive than other materials currently employed in the markets in which the Company intends to compete. There can be no assurance that the performance characteristics of Beralcast alloys will outweigh the greater expense of Beralcast compared to competing materials. The Company's Beralcast products and components currently are in the development stage and have not been brought to market, and there can be no assurance that significant commercial business will develop as anticipated by the Company or that these products will gain acceptance in commercial markets. While the Company believes that there are additional commercial applications for its Beralcast alloys, there can be no assurances that any of its products or services will be successful or produce revenue for the Company. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on the Company's business, results of operation and financial condition. New product introductions will also require substantial expenditures, and there can be no assurance that constraints on the Company's financial resources will not adversely affect its ability to develop and market new products. In addition, the anticipated commercial markets for the Company's principal new products are characterized by rapid technological change, changing customer needs, frequent new product introduction, evolving industry standards and short product lifecycles. Failure to successfully keep pace with technological developments could have a material adverse effect on the Company's business, results of operation and financial condition.

         The Company plans to focus its efforts on sales of its specialty metal products to the commercial markets and military aerospace industries. The Company currently is developing, among other things, prototypes and pre-production quantities of disk drive arm sets, prototype parts for military and commercial aerospace applications and prototypes of premium golf club products. The market for computer storage devices historically has grown rapidly but at varying rates, and there can be no assurance that this market will continue to grow at historical rates. The markets for aerospace products and sporting goods have fluctuated historically. There can be no assurance that factors relative to general economic conditions or particular industries will not materially adversely affect orders for the Company's products. While certain disk drive manufacturers have provided estimates of future demand, industry practice generally is to place only short-term orders, accompanied by projections of demand for future operations. Accordingly, the Company expects to commit to the cost of expanding its production capacity without firm orders for products. Failure of markets for the Company's products to develop, cancellation of orders or deferrals of scheduled delivery dates all could materially adversely affect the Company's business, results of operation and financial condition.

Availability and Cost of Beryllium and Other Raw Materials

         Raw materials used by the Company include a number of metals and minerals used to produce the alloys included in its products and castings, including beryllium, titanium, aluminum, nickel, cobalt, chromium and molybdenum, among others. Prices of these materials can be volatile due to a number of factors beyond the control of the Company, including domestic and international economic conditions and competition. This volatility could significantly affect the availability and prices of raw materials used by the Company. There can be no assurance that the Company will be able to pass price fluctuations through to customers, and price moves may adversely affect sales, operating margins and net income. Depending upon certain market conditions, the Company may engage in forward purchases of some of these materials. However, the Company ordinarily does not attempt to hedge the price risk of its raw materials and has no long-term, fixed price contracts or arrangements for the raw materials it purchases. Commercial deposits of certain metals, such as beryllium, cobalt, nickel, titanium, chromium and molybdenum, that are required for the alloys used in the Company's precision castings and specialty metal powders, are found in only a few parts of the world. The availability and prices of these metals may be influenced by private or governmental cartels, changes in world politics, unstable governments in exporting nations and inflation. In particular, the Company currently purchases beryllium, a metal which is used to form its Beralcast alloys, principally from a producer-supplier located in Kazakhstan and from multiple distributors located in Estonia, Kazakhstan, Sweden, the United States, China and Russia. The Company also purchases scrap beryllium from domestic and foreign distributors. The only three producers of beryllium worldwide are located in Kazakhstan, the United States and China. For competitive reasons, the Company does not procure significant quantities of beryllium raw materials from Brush Wellman, the sole U.S. producer of beryllium, which is the Company's principal competitor for beryllium aluminum products and the plaintiff in the pending patent lawsuit. The Company believes that a sufficient supply of beryllium remains available for its current demand. However, if its Beralcast products receive broad commercial acceptance, the Company's demand for beryllium will increase. The cost of beryllium could increase as a result of the Company's increased demand, and supplies of beryllium could also be affected. Although the Company has not experienced shortages of raw materials in the past, there can be no assurance that such shortages will not occur in the future. Any substantial increase in raw material prices or a continued interruption in supply of raw materials, in particular of beryllium from the Company's producer-supplier located in Kazakhstan, could have a material adverse effect on the Company's business, results of operation and financial condition.

Environmental, Health and Regulatory Matters

         The Company is subject to comprehensive and changing federal, state, local and international laws, regulations and ordinances (together, "Environmental Laws") that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances and materials, including liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA," the federal "Superfund" statute), and similar state statutes for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. Furthermore, depleted uranium, a material regularly processed by the Company, is a low-level radioactive material, and the Company is subject to governmental licensing and regulation.

         If it is determined that the Company is not in compliance with current Environmental Laws, the Company could be subject to fines and penalties. The amount of any such fines and penalties could be material. In addition, the Company uses depleted uranium, beryllium and other hazardous substances, and as is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or from an off-site disposal facility, the Company may be held liable and may be required to pay the cost of remedying the condition. The amount of any such liability could be material.

         The Company has made, and expects to continue to make, expenditures to comply with current and future Environmental Laws. The Company anticipates that it could incur additional capital and operating costs in the future to comply with existing Environmental Laws and new requirements arising from new or amended statutes and regulations. In addition, because the applicable regulatory agencies have not yet promulgated final standards for some existing environmental programs, the Company cannot at this time reasonably estimate the cost for compliance with these additional requirements. The amount of any such compliance costs could be material. The Company cannot predict the impact that future regulations will impose upon the Company's business.

         The Company is required to maintain certain licenses to possess and process depleted uranium materials at its facilities in Concord and South Carolina, respectively. Under applicable licensing regulations pertaining to decommissioning and disposal of certain hazardous materials ("D&D") at licensed sites, the Company has submitted to the relevant regulatory agencies for each of its facilities a Decommissioning Funding Plan ("DFP") to provide for possible future decommissioning of its facilities. The Company is also required to provide financial assurance for such decommissioning pursuant to applicable regulations. The Company has satisfied these requirements through a combination of letters of credit and certain assurances from the U.S. government, subject to government funding appropriations. Although it believes that the U.S. government will fund all eventual D&D costs, the Company has not requested, and has not received, any specific written assurance that the U.S. government will accept responsibility for the D&D costs at the Company's South Carolina facility. In the event that U.S. government funding of D&D at any site is unavailable for any reason, the Company could be required to pay for such D&D costs, which could have a material adverse effect on the Company's business, result of operations and financial condition.

         The Company is currently remediating the holding basin site at its Concord facility and may incur costs in excess of its fixed price contract with the United States Army for remediation of the holding basin. The Company was notified by Zhagrus Environmental, Inc., a subcontractor performing the remediation work, that Zhagrus will incur additional costs in connection with the disposal of the material from the holding basin and has requested that the Company pay it to the extent of any such additional costs. The amount of any additional costs could be material. In the event that the Company became liable to Zhagrus for any material amount which is not authorized to be paid by the U.S. Army, such liability could have a material adverse effect on the Company's business, results of operations and financial condition.

         DU and beryllium, materials regularly processed by the Company, have characteristics considered to be health or safety hazards by various federal, state and local regulatory agencies. The processing of these materials requires a high level of safety consciousness, personnel monitoring devices and special equipment. DU in a finely divided state, such as grinding dust or machine turnings, is combustible at room temperature and requires special handling for safe operations and disposal of process wastes. Airborne beryllium in respirable form, such as powder, dusts or mists generated in some manufacturing processes can represent a hazard to the lungs in certain susceptible individuals. Processing this material requires use of extensive ventilation and dust collecting systems. All of these operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration ("OSHA") and the Environmental Protection Agency ("EPA") regulations for pure beryllium. There can be no assurance that the Company will be able to control all health and safety problems. The Company may be held liable and may be required to pay the costs of remedying any such problems. The amount of any such liability and costs could be material.

Dependence on Sales to Public Sector and Government Contractors

         The Company derives, and plans to continue to derive, substantial revenues from public sector customers or contractors for such customers, including the United States military. There are significant risks inherent in sales to such customers which may cause material fluctuations in the Company's operating results. For each contract with a public sector customer, the Company typically is subject to a protracted procurement process which includes sealed competitive bids, systems demonstrations and the integration of Company and third-party products. The process also can include political influences, award protests initiated by unsuccessful bidders and changes in budgets or appropriations which are beyond the Company's control. Contracts of public sector customers typically are subject to procurement policies which may be onerous and may include profit limitations and rights on the part of the government to terminate for convenience. Sales to the United States Department of Defense (the "DOD") are subject to a number of significant uncertainties, including timing and availability of funding, unforeseen changes in the timing and quantity of government orders and the competitive nature of government contracting generally. Furthermore, the DOD has been reducing total expenditures, and there can be no assurance that funding will not be reduced in the future. A significant loss of sales to the U.S.

government or contractors for the U.S. government could have a material adverse effect on the Company's business, results of operation and financial condition.

         The Company is directly and indirectly subject to various rules, regulations and orders applicable to government contractors. Violation of applicable government rules and regulations could result in civil liability, in cancellation or suspension of existing contracts or in ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. Similarly, changes in the regulations or other requirements relating to parts manufactured by the Company could materially adversely effect the Company.

Concentration of Customers

         A substantial portion of the Company's business currently is conducted with a relatively small number of large customers. The Company's ten largest customers accounted for approximately 78% and 83% of the Company's net sales in the fiscal years ended September 30, 1997 and September 30, 1996, respectively, and three of which individually accounted for greater than 10% of the Company's consolidated revenues in fiscal 1997 and 1996. While the Company's planned expansion into new commercial markets may result in a substantial portion of its revenues being derived from new customers, the dominance of a few companies in certain of these targeted markets is likely to continue to result in a substantial portion of the Company's revenues being derived from a small number of significant customers. The loss of one of its key customers or any significant portion of orders from any such customers could have a material adverse effect on the Company's business, results of operation and financial condition. In addition, the Company also could be materially adversely affected by any substantial work stoppage or interruption of production at any of its major customers or if one or more of its key customers were to reduce or cease conducting operations.

Uncertainties Relating to USEC and UF6  Conversion

         United States Enrichment Corporation ("USEC"), a government-owned global energy company created by the U.S. Congress in 1992 to operate the U.S. Department of Energy's (DoE") uranium enrichment program, is the only customer for the Company's AVLIS feedstock material. USEC is in the process of privatizing, and the Company is unable to predict the impact of the privatization process and resulting change of ownership on the Company's business. There can be no assurance that USEC, or any successor to USEC as a result of privatization or otherwise, will not abandon the AVLIS program or reduce resources directed to the program or that the Company will continue to receive contracts from USEC. In addition, USEC's privatization process may delay the awarding of contracts to the Company. There can be no assurance that USEC, or any successor to as a result of privatization or otherwise, will provide the Company with business which is sufficient to sustain the profitability of the Company's South Carolina facility. Failure of the Company to be awarded such contracts could have a material adverse effect on the Company's business, results of operation and financial condition. Furthermore, following privatization, USEC will own all the new depleted uranium hexaflouride ("UF6") produced by its enrichment plants and will not be allowed to store depleted UF6 as has been done by DoE, thereby necessitating that

USEC develop a method for disposing of depleted UF6. The Company also intends to pursue opportunities with DoE for the conversion of its depleted UF6 stockpile. Although the Company owns and operates the only production facility in North America capable of converting natural UF6 into uranium tetraflouride ("UF4"), there can be no assurance that USEC or DoE will award contracts to the Company for the conversion of depleted UF6.

Dependence on Key Personnel

         The Company's performance depends to a significant extent upon a number of senior management and technical personnel. The loss of the services of one or more key employees could have a material adverse effect on the Company. The Company does not maintain key person life insurance on any of its employees. The Company's future financial results will depend in large part on its ability to continue to attract and retain highly skilled, technical, managerial and marketing personnel and the ability of its officers and key employees to manage growth successfully, to implement appropriate management information systems and controls, and to continue successful development of new products and services and enhancements to existing products and services. Competition for such personnel is intense and there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel required to successfully develop new and enhanced products.

Risk of Business Interruption

         The Company's specialty metal products (including Beralcast) business is concentrated at its Concord facility and its advanced recycling technologies and uranium services business is concentrated at its South Carolina facility. Any prolonged disruption at any of the Company's production facilities due to equipment failure, destruction of or material damage to such facility, labor difficulties, or other reasons, could have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company maintains property and business interruption insurance to protect against any such disruptions (other than for labor-related disruptions), there can be no assurance that the proceeds from such insurance would be adequate to compensate the Company for losses, including the loss of customers, incurred during the period of any such disruption or thereafter.

Year 2000 Compliance

         The Company has implemented a Year 2000 compliance program designed to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that adequate resources have been allocated for this purpose and expects the Company's Year 2000 date conversion programs to be completed on a timely basis. The Company does not expect to incur significant expenditures to address this issue. However, there can be no assurance that the Company will identify all Year 2000 problems in its computer and other systems in advance of their occurrence or that the Company will be able to successfully remedy any problems that are discovered. The expenses of the Company's efforts to address such problems, could have a material adverse effect on the

Company's business, results of operations and financial condition. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems, which could cause fluctuations in the Company's revenues and operating profitability. In addition, if any of the Company's significant customers or suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business could be materially affected.

Effects of Massachusetts Control Share Acquisition Act

         The Company is subject to Chapter 110D of the Massachusetts General Laws which governs "control share acquisitions," which are certain acquisitions of beneficial ownership of shares which raise the voting power of the acquiring person (which can be a group of persons or entities sharing beneficial ownership) above any one of three thresholds: one-fifth, one-third or one-half of the total voting power. Each time one of these thresholds is crossed, all shares acquired by the person making the control share acquisition within the period beginning 90 days before and ending 90 days after such threshold is crossed ("Affected Shares") obtain voting rights only (i) upon authorization by a majority of the stockholders other than the holder of the Affected Shares, officers of the Company and directors of the Company who also are employees of the Company or (ii) when disposed of in non-control share acquisitions. Chapter 110D may have the effect of delaying or preventing a change of control of the Company at a premium price. In addition, because the number of shares of Common Stock currently entitled to vote is substantially less than the total number of outstanding shares of Common Stock, holders of shares of Common Stock purchased in transactions which are not control share acquisitions, and which occur at a time when there are Affected Shares outstanding, will obtain voting rights which are disproportionate to the number of shares held as a percentage of all outstanding shares (including Affected Shares), which may facilitate the acquisition of shareholding which may permit the exercise of a controlling influence on the management or policies of the Company.